Exhibit 99.1

QUINPARIO ACQUISITION CORP. COMMON STOCK AND WARRANTS
TO COMMENCE TRADING SEPARATELY ON SEPTEMBER 30, 2013

ST. LOUIS, MISSOURI, September 24, 2013 /PRNewswire/ - Quinpario Acquisition Corp. (the “Company”) (Nasdaq: QPACU), a special purpose acquisition company (SPAC) formed by Mr. Jeffry N. Quinn, former chairman, president and chief executive officer of Solutia Inc., and Quinpario Partners LLC, for the purpose of acquiring or merging with an operating business, primarily focusing on the specialty chemicals and performance materials sectors, today announced that the holders of the Company’s units may elect to separately trade the common stock and warrants underlying the units commencing September 30, 2013. Those units not separated will continue to trade on The Nasdaq Capital Market under the symbol “QPACU” and the common stock and the warrants are expected to trade under the symbols “QPAC” and “QPACW”, respectively.

A registration statement relating to the units and the underlying securities has been declared effective by the Securities and Exchange Commission on August 8, 2013.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus related to this offering may be obtained from C&Co/PrinceRidge LLC at 1633 Broadway, 28th Floor, New York, New York 10019, or by email at kbrennan@princeridge.com.

Contact Information:

Melissa H. Zona
Director, Communications
636-751-4057